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                         [NATIONAL OILWELL LETTERHEAD]


NEWS           CONTACT: STEVE KRABLIN                             (713) 346-7773

FOR IMMEDIATE RELEASE


           NATIONAL OILWELL REPORTS FOURTH QUARTER AND 2002 EARNINGS


HOUSTON, TX, February 12, 2003--National-Oilwell, Inc. (NYSE: NOI) today reported fourth quarter and full year 2002 revenues and net income. Net income was $17.2 million, or $0.21 per diluted share, for the fourth quarter compared to $17.8 million, or $0.22 per diluted share, in the third quarter. Revenues were $393.6 million for the period compared to third quarter revenues of $366.9 million. Full year revenues and net income of $1,521.9 million and $73.1 million, $0.89 per diluted share, compare to 2001 results of $1,747.5 million and $104.1 million, $1.27 per diluted share.

Backlog of capital equipment orders totaled $364 million at December 31, 2002, including $170 million attributable to the acquisition of Hydralift. Excluding any Hydralift effect, revenues from backlog for the fourth quarter were $91 million and for the full year 2002 were $390 million, with order additions to the backlog for those same periods of $54 million and $199 million.

Pete Miller, President and CEO of National Oilwell, stated "Fourth quarter financial results were generally in line with the prior quarter, as were activity levels. Operating margins for our Products and Technology Group and our Distribution Services Group were comparable with results achieved in the prior two quarters. We are pleased with the overall results for the year, which evidenced our ability to remain solidly profitable in a depressed drilling market, and continued our long-term strategy of consolidating acquisitions that enhance our performance throughout the cycle. Indicative of an improving market outlook, we are beginning to experience increased activity in our Distribution Services business, as well as in our non-capital equipment business. Additionally, we continue to be very excited about the future financial impact from the addition of our two recent acquisitions, Hydralift and Mono Pumps."


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The Company commented that the acquisitions of Hydralift and Mono Pumps and consolidated reporting of the Chinese joint venture are expected to increase revenues in 2003 by approximately $425 million and pre-tax income by approximately $30 - $35 million. The Mono Pump acquisition also increased common shares outstanding by 3.2 million.

National Oilwell is a worldwide leader in the design, manufacture and sale of comprehensive systems and components used in oil and gas drilling and production, as well as in providing supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

The following table sets forth comparative data (in thousands, except per share data):

                                               Quarter Ended           QUARTER ENDED                   Full Year Ended
                                               September 30,            DECEMBER 31,                    December 31,
                                               -------------    ----------------------------    ----------------------------
                                                    2002            2002            2001            2002            2001
                                                ------------    ------------    ------------    ------------    ------------

Revenues
   Products and Technology Group                $    213,067    $    238,088    $    306,846    $    917,250    $  1,120,919
   Distribution Services Group                       175,616         174,194         175,538         686,174         707,818
   Eliminations                                      (21,754)        (18,641)        (16,641)        (81,478)        (81,282)
                                                ------------    ------------    ------------    ------------    ------------
    Total                                       $    366,929    $    393,641    $    465,743    $  1,521,946    $  1,747,455

Operating Income
  Products and Technology Group                 $     30,241    $     31,253    $     46,471    $    127,011    $    171,013
  Distribution Services Group                   $      4,508    $      4,293    $      5,421    $     18,083    $     28,473
  Corporate                                     $     (2,847)   $     (3,078)   $     (2,537)   $    (10,771)   $    (10,209)
                                                ------------    ------------    ------------    ------------    ------------
    Total                                       $     31,902    $     32,468    $     49,355    $    134,323    $    189,277

Net Income                                      $     17,756    $     17,167    $     28,348    $     73,069    $    104,063

Average diluted shares outstanding                    81,522          81,743          81,432          81,709          81,733

Net income per diluted share                    $       0.22    $       0.21    $       0.35    $       0.89    $       1.27

Backlog for capital equipment at quarter end    $    231,000      $364,000 *    $    385,000     $ 364,000 *    $    385,000

*Includes $170 million Hydralift backlog at 12/31/02.


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